Exhibit 99.1

04-1

CONTACT:	DIANE M. LaPOINTE - (203) 625-0770

SECURITY CAPITAL CORPORATION ANNOUNCES CLOSING OF $30
MILLION SENIOR SUBORDINATED DEBT FINANCING AND FORMATION
OF A SPECIAL COMMITTEE

Greenwich, CT – January 15, 2004 – SECURITY CAPITAL CORPORATION (AMEX: SCC) (the “Company”) has announced today the closing of a $30.0 million senior subordinated debt financing.  Pursuant to the financing, the Company issued a $30.0 million senior subordinated promissory note, due September 30, 2008, to a mezzanine lender.  The note bears interest at an initial rate equal to 10% per annum, subject to adjustment upwards to 16% per annum effective upon the earlier of September 30, 2004 or the occurrence of certain triggering events under the note.

At a meeting of the Board of Directors of Security Capital held on January 12, 2004, the Board approved the proposed senior subordinated debt financing and discussed various possible uses of the proceeds thereof.  In view of the various possible uses of the proceeds of the financing discussed at the Board meeting, Brian D. Fitzgerald, the President, Chief Executive Officer and Chairman of the Board of Security Capital and the controlling person of the Company’s majority stockholder, Capital Partners, Inc., suggested that the Board consider authorizing the formation of a Special Committee consisting of independent members of the Board.  The Special Committee would be responsible for reviewing the use of proceeds of the senior subordinated debt financing, including possible strategic alternatives for the Company generally, some of which could involve a conflict of interest between the stockholders of the Company affiliated with Capital Partners, Inc. and the unaffiliated stockholders of the Company.  The possible uses of proceeds and strategic alternatives discussed at the Board meeting included the following: (i) the purchase by the Company or one or more of its affiliates of some or all of the outstanding capital stock of the Company, either through open market or private purchases, a tender offer, a merger or other plan of recapitalization; (ii) an extraordinary dividend by the Company to provide liquidity to the Company’s stockholders; (iii) the buyback of capital stock of one or more of the subsidiaries of the Company currently held by members of management of the subsidiaries; and/or (iv) the funding of future acquisitions.  Mr. Fitzgerald also informed the Board that at this time Capital Partners, Inc. and its affiliates are not interested in selling their controlling equity interest in Security Capital and do not intend to vote in favor of any transaction that would cause them to sell such controlling interest or that would cause Security Capital to dispose of any of its core assets.  Capital Partners, Inc. and its affiliates have not made any offer or proposal to the Company with respect to any possible transaction, but reserve the right to do so in the future.

Upon the closing of the senior subordinated debt financing on January 14, 2004, the Special Committee was formed.

Security Capital Corporation operates three subsidiaries in three distinct business segments. The Company participates in the management of its subsidiaries while encouraging operating autonomy and preservation of entrepreneurial environments. The three business segments of SCC are employer cost containment and health services, educational services, and, to a lesser extent, seasonal products.

This statement contains “forward-looking” statements within the meaning of the “safe harbor” provision of the Private Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.